Exhibit 4.2

May 10, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  Capital Bank Corporation – Form 10-Q for the quarter ended March 31, 2010

Ladies and Gentlemen:

Today, Capital Bank Corporation, a North Carolina corporation (the “Company”), is filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (the “Form 10-Q”) with the Securities and Exchange Commission.

Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, the Company hereby agrees to furnish the SEC, upon request, copies of instruments and agreements defining the rights of holders of its long-term debt, which are not being filed as exhibits to the Form 10-Q. The total amount of securities issued under any instrument of such long-term debt does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.

Very truly yours,

CAPITAL BANK CORPORATION

/s/ B. Grant Yarber
B. Grant Yarber
President and Chief Executive Officer